EXHIBIT 2.2

AMENDMENT, WAIVER AND CONSENT LETTER

To:  SEVEN SEAS WATER (BVI) LTD (formally known as BIWATER (BVI) LTD), a company incorporated and existing under the laws of the Virgin Islands with registered number 1505595 (the Company)

With a copy to:	Lee Muller Seven Seas Water (BVI) Ltd c/o Seven Seas Water Corporation 14400 Carlson Circle Tampa, FL 33626, USA

4 August 2017

Dear Sirs,

USD 43,000,000 credit agreement dated 14 November 2013 (as amended on 1 May 2014, 11 June 2015 and 16 September 2015) for the Company with Barclays Bank PLC as facility agent (the Facility Agreement).

1.  Background

(a)  The Company has notified us of a proposed amendment to the Water Purchase Agreement to reflect an adjustment to the tariff formulas (the WPA Amendment) by way of a supplemental deed of amendment (the WPA Supplemental Deed).

(b)  The Company has further notified us that, in connection with the WPA Amendment, it proposes to make amendments to the Operation and Maintenance Agreement in connection with the WPA Amendment (the O&M Amendment), by way of a supplemental deed of amendment (the O&M Supplemental Deed).

(c)  The Company has further notified us that it proposes the Finance Parties amend the Finance Documents in connection with the WPA Amendment and the O&M Amendment and to make certain other amendments to the Finance Documents.

(d)  Under clause 28 (Amendments and Waivers) of the Facility Agreement, the prior consents of the Facility Agent, the Majority Lenders and the Lenders (as applicable) are required for various amendments to be implemented to the Finance Documents in connection with the WPA Amendment and the O&M Amendment, among other things.

(e)  This letter is supplemental to and amends the Facility Agreement.

(f)  Pursuant to clause 28 (Amendments and waivers) of the Facility Agreement and subject to the occurrence of the Effective Date (where applicable), the Majority Lenders and the Lenders (as applicable) have consented to the amendments, waivers and consents contemplated by this letter.  Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

2.  Interpretation

(a)  Capitalised terms defined in the Amended Facility Agreement have the same meaning when used in this letter unless expressly defined in this letter.

(b)  The provisions of clause 1.3 (Construction) of the Amended Facility Agreement apply to this letter as though they were set out in full in this letter except that references to the Facility Agreement are to be construed as references to this letter.

(c)  Amended Facility Agreement means the Facility Agreement as amended by this letter.

(d)  Amendment Fee Letter means a fee letter dated on or around the date of this letter between the Facility Agent (for the Lenders) and the Company in relation to the Amendment Fee payable for the entry into this letter.

(e)  Amendment Fee means one per cent. of the outstanding principal amount of the Facility on the Effective Date.

(f)  Designation Letter means the letter dated the date hereof from the Company to the Facility Agent setting out the agreed forms of WPA Supplemental Deed and O&M Supplemental Deed.

(g)  Effective Date means the date on which the Facility Agent gives the notification to the Company and the Lenders under paragraph 3(a)  (Conditions precedent) below or such other date as the Company and the Facility Agent agree.

3.  Conditions precedent

(a)  The amendments, waivers and consents relating to the Facility Agreement set out in this letter (other than the waivers and consents set out in paragraphs 4 and 5 of this letter, which shall be effective upon execution and delivery of this letter by the Facility Agent) are conditional on the Facility Agent notifying the Company and the Lenders that it has received:

(i)  a copy of this letter countersigned by the Company; and

(ii)  all of the documents set out in Schedule 1  (Conditions Precedent) in form and substance satisfactory to the Facility Agent.

(b)  The Facility Agent must give the notification in paragraph 3(a) above as soon as reasonably practicable upon receipt of the required documents.

4.  Waiver of certain obligations

(a)  The Company has:

(i)  informed us that it intends to enter into the WPA Supplemental Deed and the O&M Supplemental Deed in the forms set out in Part 1 and Part 2 of the Designation Letter; and

(ii)  requested that the Majority Lenders waive the requirements of clause 17.28(c)(i) (Project Documents) of the Facility Agreement to the extent necessary to enable the Company to enter into the WPA Supplemental Deed and the O&M Supplemental Deed without breaching those clauses (but not otherwise).

(b)  Pursuant to Clause 28(c)(i) (Amendments and Waivers) of the Facility Agreement, the Majority Lenders have agreed to waive the requirements of Clause 17.28(c)(i) (Project Documents) of the Facility Agreement to the extent necessary to enable the Company to enter into the WPA Supplemental Deed and the O&M Supplemental Deed in the forms set out in Part 1 and Part 2 of the Designation Letter without breaching that clause but not otherwise.

5.  Consent to entry into the WPA Amendment and O&M Agreement

(a)  The Company has requested that the Facility Agent consent to the entry into:

(i)  the WPA Supplemental Deed for the purposes of clause 28 of paragraph 2 of schedule 9 (Reserve Discretion) of the Facility Agreement; and

(ii)  the O&M Supplemental Deed for the purposes of clause 21(a) of paragraph 3 of schedule 9 (Reserve Discretion) of the Facility Agreement.

(a)  The Facility Agent hereby consents to the entry into:

(i)  the WPA Supplemental Deed in the form set out in Part 1 of the Designation Letter for the purposes of clause 28 of paragraph 2 of schedule 9 (Reserve Discretion) of the Facility Agreement; and

(ii)  the O&M Supplemental Deed in the form set out in Part 2 of the letter dated the date hereof from the Company to the Facility Agent for the purposes of clause 21(a) of paragraph 3 of schedule 9 (Reserve Discretion) of the Facility Agreement.

6.  Other matters

(a)  The Company has requested that the Facility Agent consent to it changing its financial year end from 31 March to 31 December. The Facility Agent consents to Company changing its financial year end from 31 March to 31 December.

(b)  The Company has notified the Facility Agent that it may wish to carry out certain additional works on the West side of Tortola. If the Company intends to carry out such works, such works would require the consent and waiver by the Lenders of certain provisions of the Transaction Documents.  The Facility Agent agrees, upon receipt of a formal consent and waiver request from the Company, to enter into good faith discussions with Company in respect of that consent and waiver request, subject to:

(i)  the Company, AquaVenture and the AquaVenture Parent Co providing the Facility Agent and its Advisers with all necessary assistance and information that the Facility Agent reasonably requires in order to provide those consents and waivers in a timely manner; and

(ii)  completion of any due diligence and any other conditions, in each case reasonably required by the Lenders and in each case completed to the Lenders’ satisfaction.

(c)  The Parties acknowledge that STP is not, and has not been since its transfer to the BVI government in accordance with the Water Purchase Agreement, included in the Project for purposes of the Facility Agreement.  As a result, the Company is no longer required to provide reports, information or plans regarding the STP or matters relating to the STP.

7.  Amendments

(a)  Subject as set out in this letter, the Facility Agreement will be amended from the Effective Date as follows:

(i)  The following definition in clause 1.1 of the Facility Agreement shall be amended in its entirety to read as follows (and for the avoidance of doubt the Margin prior to such amendment will apply to the accrual of interest up to the Effective Date):

“Margin means in relation to any Loan three per cent. per annum.”

(ii)  The following definition in clause 1.1 of the Facility Agreement shall be amended in its entirety to read as follows:

“Final Maturity Date means, in relation to a Tranche, 14 May 2022.”

(iii)  Clause 6(a) (Repayment) shall be amended to replace the words “an amount equal to the percentage” with “the amount”;

(iv)  Clause 16.1(a)(ii) (Financial statements) shall be amended in its entirety to read as follows:

“(ii)  the unaudited consolidating financial statements (other than cash flow statements) of the direct or indirect Holding Company of the AquaVenture Parent Co for each of its financial years;”

(v)  Clause 16.1(a)(vi) (Financial statements) shall be amended in its entirety to read as follows:

“(vi)  (A) in the case of the Company, its unaudited quarterly financial statements, and (B) in the case of AquaVenture Parent Co, its unaudited quarterly financial statements (other than cash flow statements); and”

(vi)  Clause 16.5(b)(i) (Operating Period) shall be amended to replace the words “30 days” with “45 days”;

(vii)  The following new Clause 16.6(c) (Information Covenants - Water Purchase Agreement) shall added to the Facility Agreement:

“(c)  The Company must, as soon as reasonably practicable after issuance of the relevant invoices to the Government of the Virgin Islands under the Water Purchase Agreement, provide the Facility Agent with copies of the relevant invoices demonstrating that the Company has applied Credits (as defined in the WPA Supplemental Deed) in amounts equal to or greater than the Release Amounts (as defined in the Accounts Agreement) for the relevant Calculation Periods (as defined in the Calculations and Forecasting Agreement) to those invoices.”

(viii)  Clause 16.7(o) (Information – miscellaneous) shall be amended to replace the words “being exceeded” with “being exceeded by 5 per cent or more”;

(ix)  Clause 16.7 shall be amended to include the following new sub-clause:

“(r)  the balance of the Proceeds Account on each Scheduled Repayment Date (as described in the table set out in Schedule 4 to the Accounts Agreement)”

(x)  Clause 16.10 (Year End) shall be amended in its entirety to read as follows:

“The Company may, with the prior written consent of the Facility Agent, change its financial year end.”

(xi)  Clause 19.12(b) (Operating Budget) shall be amended to replace the words “in excess of the amounts” with “where the cost or expense of such item is greater than 105 per cent of the amounts”

(xii)  The following new Clause 18.2(m) (Shareholder-related Covenants – Distributions) shall be added to the Facility Agreement:

“(m)  in relation to the Calculation Period ending on the Scheduled Calculation Date preceding a Distribution Date, the Government of the Virgin Islands has received Credits (as defined in the WPA Supplemental Deed) equal to or greater than the Deemed Project Revenue (as defined in the Calculations and Forecasting Agreement) amount for the relevant Calculation Period.”

(xiii)   Clause 36.2(a) (Contact Details) shall be amended and replaced in its entirety to read as follows:

“Address:	Seven Seas Water (BVI) Ltd. c/o Conyers Trust Company (BVI) Limited Commerce House, Wickhams Cay 1 PO Box 3140 Road Town Tortola VG1110 British Virgin Islands

Fax number:	(284) 852-1011

Attention:	Company Secretary

With a copy (which shall not constitute notice) to:

Seven Seas Water Corporation 14400 Carlson Circle Tampa, FL 33626, USA

Fax number:	(813) 855-8631

Attention:	Chief Financial Officer”

(xiv)  Schedule 8 shall be amended and replaced in its entirety with the wording set out Schedule 2 (Repayment Schedule) to this letter.

(a)  Subject as set out in this letter, the Calculations and Forecasting Agreement will be amended from the Effective Date as follows:

(i)  The following new definition will be added in the correct alphabetical position of clause 1.1 of the Calculations and Forecasting Agreement:

Deemed Project Revenue means the amount identified as the Deemed Project Revenue Amount in row 1 of table B in Schedule 4 of the Accounts Agreement corresponding to the relevant date as identified in table B in Schedule 4 of the Accounts Agreement.

(ii)  The following definitions will be amended in their entirety to read as follows:

Gross Revenues means, in relation to any period (without counting any item more than once):

(i)  all moneys received by the Company in that period:

(a)  under a Project Document (other than an Equity Document);

(b)  under an Insurance in respect of loss of revenue;

(c)  as a refund of Tax; or

(d)  as interest earned or to be earned on the Accounts (other than the Distributions Account); and

(ii)  all money which is Deemed Project Revenue in relation to a date (as identified in table B in Schedule 4 of the Accounts Agreement) occurring during that period,

but excluding any Compensation.

(iii)  Schedule 1 (Economic Assumptions) will be amended and replaced in its entirety as follows:

“Schedule 1 - Economic Assumptions

Base Indices and Escalation Assumptions

CPIVI_January2010	=	161.49

CPIVI_January2017	=	106.92

CPIVI_C	=	The prevailing Consumer Price Index of the Virgin Islands as published by the Government of the Virgin Islands

Libor3month_January2010	=	0.25%

Libor3month_January2017	=	4.4987% (3 month LIBOR on 1 January 2017 (0.9987%) plus 350 basis points)

Libor3month_C	=	The prevailing US three (3) month Libor rate plus 350 basis points

Gross Revenue Assumptions

Base Flow	=	2,300,000 Imperial Gallons per day x 365 days

Actual Flow	=	2,300,000 Imperial Gallons per day x 365 days

CapJanuary2010	=	US$11.48 per thousand (1000) Imperial Gallons of Treated Water

CapJanuary2017	=	US$13.01 per thousand (1000) Imperial Gallons of Treated Water

ConspJanuary2010	=	US$ 1.42 per thousand (1000) Imperial Gallons of Treated Water

ConspJanuary2017	=	US$ 1.61 per thousand (1000) Imperial Gallons of Treated Water

CapNEW	=	US$ [ ] per thousand (1000) Imperial Gallons of Treated Water

ConspNEW	=	US$ [ ] per thousand (1000) Imperial Gallons of Treated Water

After applying the adjustments of the Capacity Charge (as defined in the Water Purchase Agreement) from 1 January 2017 to the end of the first one hundred fifty (150) months of the Operating Period (as defined in the Water Purchase Agreement) contemplated by Clause 2.4.1 of Appendix 10 to the Water Purchase Agreement (as amended by the WPA Supplemental Deed):

(a)   a discount of One Dollar and Twenty Cents (US$1.20) per thousand (1000) Imperial Gallons of Treated Water (as defined in the Water Purchase Agreement) shall be deducted from the new Capacity Charge (CapNEW) for the calculation of the Monthly Payment (as defined in the Water Purchase Agreement) for the applicable month; and

(b)   an additional discount of Sixty-Five Cents (US$0.65) per thousand (1000) Imperial Gallons of Treated Water shall be deducted from the new Capacity Charge (CapNEW) for the calculation of the Monthly Payment for the applicable month.

After applying the adjustments of the Capacity Charge for and after month one hundred fifty-one (151) of the Operating Period contemplated by Clause 2.4.2 of Appendix 10 to the Water Purchase Agreement (as amended by the WPA Supplemental Deed), a discount of Sixty-Five Cents (US$0.65) per thousand (1000) Imperial Gallons of Treated Water shall be deducted from the new Capacity Charge (CapNEW) for the calculation of the Monthly Payment for the applicable month.

Permitted Payment Assumptions

Base Flow	=	2,300,000 Imperial Gallons per day x 365 days

Actual Flow	=	2,300,000 Imperial Gallons per day x 365 days

O&M CapJan2010	=	US$2.44 per thousand (1000) Imperial Gallons of Treated Water

O&M CapJan2017	=	US$3.85 per thousand (1000) Imperial Gallons of Treated Water

O&MConspJan2010	=	US$0.54 per thousand (1000) Imperial Gallons of Treated Water

O&MConspJan2017	=	US$0.73 per thousand (1000) Imperial Gallons of Treated Water

O&M CapNEW	=	US$ [ ] per thousand (1000) Imperial Gallons of Treated Water

O&M ConspNEW	=	US$ [ ] per thousand (1000) Imperial Gallons of Treated Water

Discount Rate

Discount rate	=	[ ]”

(a)  Subject as set out in this letter, the Accounts Agreement will be amended from the Effective Date as follows:

(i)   The following new definitions will be added in the correct alphabetical position of clause 1.1 of the Accounts Agreement:

Required Reserve Balance means the amount identified as the required revenue smoothing reserve balance on a Scheduled Repayment Date in row 1 of the table in Schedule 4 (Revenue Smoothing Reserve).

Release Amount means the revenue smoothing reserve release amounts on a Scheduled Repayment Date as identified in row 2 of Schedule 4 (Revenue Smoothing Reserve).

(ii)  The following definition will be amended and replaced as follows:

Distributable Amount means, on any Distribution Date, an amount equal to the balance standing to the credit of the Proceeds Account in excess of the Required Reserve Balance at the close of business on the Scheduled Calculation Date (plus any due and unpaid financing costs / principal) preceding that Distribution Date.

(iii)  Clause 3 (Proceeds Account) will be amended to include a new clause 3.3 as follows:

“3.3  Revenue Smoothing Reserve

Notwithstanding any other provision of this Agreement, the Company may not withdraw money from the Proceeds Account if such withdrawal would cause the balance standing to the credit of the Proceeds Account to be less than the Required Reserve Balance on the most recent Scheduled Repayment Date.”

(iv)  The following new Schedule 4 will be added and the values in the table shall be the values set out in condition precedent (b)(2) set out in Schedule 1 to this Agreement as delivered and approved by the Facility Agent in accordance with paragraph 3  (Conditions precedent) of this letter:

“Schedule 4

A. Revenue Smoothing Reserve

The following table sets out the revenue smoothing reserve release profile for the purposes of Clause 3.3:

Scheduled Repayment Date	4-August-17	7-Aug-17	30-Aug-17	30-Sep-17	31-Dec-17	30-Mar-18
		(Invoice issued for period ending 31 July)
Required Revenue Smoothing Reserve Balance (in USD)	2,465,467.91 (the initial revenue smoothing reserve amount)	1,565,467.91	1,465,467.91	965,467.91	465,467.91	0
Revenue Smoothing Reserve Release Amounts (in USD)		900,000.00	100,000.00	500,000.00	500,000.00	465,467.91

B. Deemed Project Revenue

The following table sets out the Deemed Project Revenue profile for the purposes of calculating Gross Revenue under the Calculations and Forecasting Agreement:

Date	30-June-2017	31-Jul-2017	30-Aug-17	30-Sep-17	31-Dec-17	30-Mar-18
Deemed Project Revenue Amount (in USD)	1,150,000	250,000		500,000	500,000	465,467

8.  Representations, acknowledgements and undertakings

(a)   The Company confirms to each Finance Party (i) on the date of this letter and (ii) on the Effective Date, in each case by reference to the facts and circumstances existing on such date:

(i)   that the representation and warranties set out in clause 15 of the Facility Agreement (except for representations and warranties expressed to be given on a specific date):

(A)  are true; and

(B)  would also be true if references to the Facility Agreement were construed as references to the Amended Facility Agreement; and

(ii)  that the terms of clause 2.2 of the WPA Supplemental Deed do not:

(A)  change the Company’s existing rights or obligations under the Water Purchase Agreement relating to the Facilities (as defined in the Water Purchase Agreement), including the price payable for Treated Water (as defined in the Water Purchase Agreement) produced by the Facilities or the other commercial terms of the Water Purchase Agreement relating to the Facilities; or

(B)  legally obligate the Company to build or install any additional desalination plants or other facilities (including any containerized or quick deployment sea water reverse osmosis units) under the Water Purchase Agreement.

(b)   The Company has notified the Facility Agent that it has received a letter dated 6 August 2015 from the Permanent Secretary, Ministry of Communications and Works, Government of the Virgin Islands, regarding a purported breach by the Company of section 31.1 of the Water Purchase Agreement.

(c)   The Company acknowledges that it is required to comply with the applicable provisions of the Amended Facility Agreement (including applicable requirements to obtain the approval of the Facility Agent or Lenders thereunder) in connection with:

(i)   becoming legally obligated to build or install any additional desalination plants or other facilities (including any containerized or quick deployment sea water reverse osmosis units) under the Water Purchase Agreement;

(ii)   entering into further amendments to the Water Purchase Agreement;

(iii)  entering into a new water purchase agreement with the Government of the Virgin Islands; and

(iv)   making unbudgeted expenditures.

(d)   The Company shall provide the Facility Agent with

(i)   material information relating to the proposed changes to the Lease Agreement (as defined in the WPA Supplemental Deed) as contemplated by the WPA Supplemental Deed; and

(ii)  a copy of any executed agreement or instrument that implements such changes.

9.  Fees

(a)  The Company must pay to the Facility Agent (for the account of all the Lenders) an Amendment Fee in the amount and manner agreed in the Amendment Fee Letter.

(b)  The Company must pay to UKEF an administration fee of US $124,700 to the account notified to the Company by the Facility Agent for this purpose.

10.  Costs and Expenses

(a)  Pursuant to Clause 27.2 of the Facility Agreement, the Company must pay to each Finance Party and to each Legal Adviser (as applicable) the amount of all costs and expenses (including legal fees) reasonably incurred by any Finance Party or UKEF in connection with:

(i)   the negotiation, preparation, printing and execution of this letter and any document entered into in connection with this letter; and

(ii)  the amendments, waivers or consents requested by the Company under and in connection with this letter,

save to the extent that such costs, expenses and fees have been or will be paid pursuant to paragraph 9  (Fees) above.

11.  Reservation of rights

Each Finance Party reserves any other right or remedy it may have now or subsequently.  This letter does not constitute a waiver of any right or remedy other than in relation to the specific waivers expressly given under this letter.

12.  Failure to comply

Failure to comply with the terms of this letter or any information supplied to us by you being other than true, accurate and complete will constitute an Event of Default.

13.  Security

(a)  On the Effective Date the Company confirms that:

(i)   any Security Interest created under the Security Documents extends to the obligations of the Obligors under the Finance Documents (including this letter) subject to any limitations set out in the Security Documents;

(ii)  the obligations of the Company arising under this letter are included in the Secured Liabilities (as defined in the Security Documents) subject to any limitations set out in the Security Documents; and

(iii)  the Security Interests created under the Security Documents continue in full force and effect on the terms of the respective Security Documents.

(b)  No part of this letter is intended to or will create a registrable Security Interest.

14.  Miscellaneous

(a)  Each of this letter, the Amended Facility Agreement, the Amendment Fee Letter, the Calculations  and Forecasting Agreement (as amended by this letter) and Accounts Agreement (as amended by this letter) is a Finance Document.

(b)  From the Effective Date, the Facility Agreement and this letter will be read and construed as one document.

(c)  Except as otherwise provided in this letter, the Finance Documents remain in full force and effect.

(d)  Except to the extent expressly waived in this letter, no waiver of any provision of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

(e)  This letter may be executed in any number of counterparts, and this has the same effect as if the signatories on the counterparts were on a single copy of this letter.

15.  Governing law

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

If you agree to the terms of this letter, please sign where indicated below.

Yours faithfully,

/s/ Howard Hughes

For

BARCLAYS BANK PLC

as Facility Agent for and on behalf of the other Finance Parties

FORM OF ACKNOWLEDGEMENT

We agree to the terms of this letter.

/s/ Lee Muller

For

SEVEN SEAS WATER (BVI) LTD.

Date: August 4, 2017

SCHEDULE 1

Conditions Precedent

(a)  Constitutional Documents and corporate authorisations

1.  A copy of a resolution of the sole director of the Company:

(a)  approving the terms of, and the transactions contemplated by, this letter and the WPA Supplemental Deed and O&M Supplemental Deed and resolving that it execute this letter and such documents;

(b)  authorising a specified person or persons to execute this letter and the WPA Supplemental Deed and O&M Supplemental Deed on its behalf; and

(c)  authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this letter and the WPA Supplemental Deed and O&M Supplemental Deed.

2.  A copy of a resolution of the directors of AquaVenture:

(a)  approving the terms of, and the transactions contemplated by, the O&M Supplemental Deed and resolving that it execute such document;

(b)  authorising a specified person or persons to execute the O&M Supplemental Deed on its behalf; and

(c)  authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the O&M Supplemental Deed.

3.   A copy of a letter issued by the Permanent Secretary of the Ministry of Communications and Works of the government of the Virgin Islands confirming that the Cabinet of the Virgin Islands approved that the WPA Supplemental Deed be concluded between the government of the Virgin Islands and the Company.

4.   A specimen of the signature of each person authorised by the resolution referred to in paragraphs 1 and 2 above.

5.   A certificate of an authorised signatory of the Company certifying that the copy of the constitutional documents of the Company in the Facility Agent’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this letter.

6.   A registered agent’s certificate issued by the registered agent in the Virgin Islands for the Company attaching a certified copy of the register of directors, register of members and the statutory documents and records maintained by the Company at its registered office.

7.   A registered agent’s certificate issued by the registered agent in the Virgin Islands for AquaVenture attaching a certified copy of the register of directors, register of members and the statutory documents and records maintained by AquaVenture at its registered office.

8.   A copy of the WPA Supplemental Deed and the O&M Supplemental Deed duly executed by the Company.

9.   A copy of the Designation Letter duly executed by the Company.

10.  A copy of the side letter to the WPA Supplemental Deed confirming the government of the Virgin Islands agreement with the amounts of the Excess and Credit (each as defined in the WPA Supplemental Deed) duly executed by the Company and the authorised signatory for the government of the Virgin Islands.

(b)  Commercial/Corporate Documents

1.   Documentation stating the balance of the Proceeds Account (showing that such balance is not less than the initial Required Reserve Balance as set out the condition precedent in sub-paragraph (b)(2) of this Schedule 1).

2.   A copy of the Revenue Smoothing Reserve table (as described in paragraph 7(c)(iv) of this letter) reflecting, among other things, the initial Required Reserve Balance amount less all transaction costs and other deductions.

3.   A copy of the Amendment Fee Letter, duly executed by the Company.

(c)  Legal Opinions and Reports

1.   An agreed form draft of a legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties (the A&O Legal Opinion).

2.   An agreed form draft of a legal opinion of Harney Westwood & Riegels, legal advisers in the Virgin Islands to the Facility Agent, addressed to the Finance Parties (the Harney Legal Opinion).

3.   A signed, dated and issued legal opinion of Simmons & Simmons, legal advisers in England to the Facility Agent, addressed to the Finance Parties, confirming, among other things that (i) the UKEF Guarantee is in full force and effect, and (ii) the UKEF Guarantee constitutes valid, legally binding and enforceable obligations of the UKEF notwithstanding this letter and the Amended Facility Agreement.

(d)  Miscellaneous

1.   Evidence that the Company has paid all stamp duty in respect to the WPA Supplemental Deed, O&M Supplemental Deed and this letter.

2.   Evidence that all fees (including those referred to in paragraph 9), costs and expenses then due and payable from the Company in respect of this letter have been paid.

3.   Written confirmation from UKEF to Barclays confirming that UKEF consents to the consents, amendments and waivers contemplated by this letter.

SCHEDULE 2

Repayment Schedule

“Schedule 8
Repayment Schedule

Year	Quarterly Repayment	Repayment Amount (Principal)
2015	March	1,332,350.82
2015	June	1,391,480.00
2015	September	1,396,434.05
2015	December	1,409,585.60
2016	March	1,433,551.67
2016	June	1,419,871.38
2016	September	1,480,358.90
2016	December	1,541,982.55
2017	March	1,523,478.29
2017	June	1,558,103.04
2017	September	1,274,444.20
2017	December	986,497.26
2018	March	1,591,258.04
2018	June	1,319,920.39
2018	September	1,348,853.81
2018	December	1,361,610.60
2019	March	1,367,005.48
2019	June	1,396,666.63
2019	September	1,426,608.30
2019	December	1,440,100.45
2020	March	1,463,180.75
2020	June	1,477,018.78
2020	September	1,508,008.22
2020	December	1,522,270.20
2021	March	1,529,028.45
2021	June	1,668,171.38
2021	September	1,417,540.19
2021	December	1,417,540.19
2022	March	1,417,540.19
2022	14 May	1,417,540.19
	Total Repayment	42,838,000.00

”